Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANT

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated October 18, 2004, relating to the financial statements of OpinionSurveys.com, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
December 2, 2004